CONFORMED FILING COPY



                            RESTRUCTURING AGREEMENT

         THIS RESTRUCTURING AGREEMENT (the "Agreement"), dated as of May 15, 2002, is entered into by and among CompleTel Europe N.V. (the "Company"), CompleTel SAS ("SAS"), Estel S.A. ("Estel"), CompleTel Escrow B.V. ("Escrow"), Meritage Private Equity Fund, L.P., Meritage Private Equity Parallel Fund, L.P., Meritage Entrepreneurs Fund, L.P. (collectively, "Meritage"), DeGeorge Telcom Holdings Limited Partnership ("DeGeorge"), and each of the entities set forth on Exhibit A (each, a "Consenting Noteholder") (together, the "parties").

                                   RECITALS

       WHEREAS:

         (A) The parties have engaged in good faith negotiations with the objective of achieving mutually agreeable terms on which a financial restructuring of the Company might be achieved.

         (B) The parties have agreed to seek to implement a financial restructuring (the "Restructuring") of the Company on the terms set forth in this Agreement and the term sheet attached hereto as Exhibit B (the "Term Sheet").

         (C) This Agreement and the Term Sheet contemplate that the Restructuring will be implemented through (x) either (i) an Exchange, and/or
(ii) Dutch Proceedings together with a pre-arranged Akkoord, and/or (iii) a US Case together with a pre-arranged US Plan, (y) together with (i) the Reinvestment, and (ii) the Capital Infusion.

         (D) Subject to the Restructuring being effected in a manner which is consistent with this Agreement and the Term Sheet (including as to the amount, allocation and distribution of the Consideration), each Consenting Noteholder and each Reinvesting Noteholder is and the Equity Investors are, willing to support the implementation of the Restructuring on the terms and subject to the conditions of this Agreement, the Term Sheet and applicable law.

         NOW THEREFORE, in consideration of the foregoing recitals, the terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the undersigned parties agrees as follows:

         1. Definitions.

         (a) In this Agreement:

         "Akkoord" means a binding composition plan (ontwerp van akkoord) filed in the Dutch Proceedings under sections 252 sqq. of the Netherlands Bankruptcy Act which provides that the Consideration (including as to the amount, allocation and distribution thereof) to be received by the Noteholders shall be as provided for in the Term Sheet and which otherwise is in a form and substance reasonably satisfactory to each of the Consenting Noteholders and the Company;

         "Bankruptcy Court" means the United States Bankruptcy Court for the Southern District of New York or such other court in the United States having jurisdiction in a US Case;

         "Business Day" means a day (other than a Saturday or a Sunday) on which banks are open for general business in each of London, New York and Amsterdam;

         "Capital Infusion" means the purchase of an equity interest of
(euro)30 million in the Company by the Equity Investors on the terms set out in Section 14 hereof;

         "Company Termination Event" means an event which entitles the Company to terminate this Agreement under Section 13;

         "Consideration" means the stock and cash amount to be received by Noteholders as set out in Section I (Debt Exchange) of the Term Sheet;

         "Dutch Court" means the District Court of Amsterdam or such other court in the Netherlands having jurisdiction in the Dutch Proceedings;

         "Dutch Proceedings" means any proceedings commenced by the Company in the Dutch Court under sections 213 sqq. of the Netherlands Bankruptcy Act (Faillissementswet) for a moratorium of payments (surseance van betaling) and relating to an Akkoord for the purpose of implementing the Restructuring;

         "Equity Investors" means collectively, Meritage and DeGeorge;

         "Equity Investor Termination Event" means an event which entitles the Equity Investors to terminate this Agreement under Section 14;

         "Escrow Amount" means in respect of any HY2 Noteholder, its pro rata share (determined by reference to the amount of HY2 Notes which it holds) of the proceeds of the HY2 Securities Account;

         "Exchange" means an exchange offer, together with any solicitation addressed to Noteholders that may be necessary, which is exempt from registration under U.S. securities laws and which (i) provides that the Consideration (including as to the amount, allocation and distribution thereof) to be received by Noteholders is as provided for in the Term Sheet,
(ii) provides for the amendment of the Indentures so as to remove substantially all covenants therein and events of default thereunder and (iii) is otherwise in a form reasonably satisfactory to each of the Consenting Noteholders and the Company, and (iv) is subject to the condition that valid tenders (which have not been withdrawn as of the Expiration Date) from at least 99% in aggregate principal face amount of each of the HY1 Notes and the HY2 Notes currently outstanding have been received;

         "Existing Shareholders" means the holders of the ordinary shares in the Company at the time of the Existing Shareholders' Meeting;

         "Existing Shareholders' Approval" means the approval required from the Existing Shareholders' Meeting as provided for in Section 2(d);

         "Existing Shareholders' Meeting" means a general meeting of Existing Shareholders to be held prior to the consummation of the Restructuring;

         "Expiration Date" means 5.00 p.m. New York time on the 20th Business Day following commencement of an Exchange;

         "German Subsidiary" means iPcenta German GmbH;

         "Guaranty Claims" means any and all claims, suits, causes of action and any other rights held by the Assigning Noteholders against CompleTel LLC, a Delaware limited liability company, pursuant to the Amended and Restated CompleTel LLC Guaranty Agreement entered into as of July 14, 1999 by the LLC in favor of each holder from time to time of the HY1 Notes.

         "HY1 Indenture" means the indenture dated as of February 16, 1999 by and between the Company as issuer, CompleTel ECC B.V. as guarantor and the HY1 Trustee;

         "HY2 Indenture" means the indenture dated as of April 13, 2000 by and between the Company, as issuer and the HY2 Trustee;

         "HY1 Noteholder" means any holder of a HY1 Note or HY1 Notes from time to time;

         "HY2 Noteholder" means any holder of a HY2 Note or HY2 Notes from time to time;

         "HY1 Notes" means the 14% Senior Discount Notes, due 2009 issued pursuant to the HY1 Indenture;

         "HY2 Notes" means the 14% Senior Notes, due 2010 issued pursuant to the HY2 Indenture;

         "HY2 Securities Account" means the account at JPMorgan Chase Bank (as successor-in-interest to The Chase Manhattan Bank) in which are held certain securities pursuant to a Pledge Agreement dated as of April 13, 2000 by and between the Company, Escrow BV, the HY2 Trustee, and JPMorgan Chase Bank (as successor-in-interest to The Chase Manhattan Bank) as securities intermediary;

         "HY1 Trustee" means U.S. Bank Trust National Association, as trustee under the HY1 Indenture;

         "HY2 Trustee" means JPMorgan Chase Bank (as successor-in-interest to The Chase Manhattan Bank), as trustee under the HY2 Indenture;

         "Indentures" means collectively, the HY1 Indenture and the HY2 Indentures;

         "Locked-Up Notes" means the Notes held by a Consenting Noteholder as of the date it becomes a party to this Agreement as listed alongside its name on the signature pages hereto;

         "Marsh Wall Lease" means the lease relating to a property located upon the second floor of the Innovation Centre, 225 Marsh Wall, London E14

         "New Articles" means the form of new articles of association for the Company attached at Exhibit D;

         "New Shareholders' Meeting" means the general meeting of the holders of Shares in the Company to be held in accordance with Section 18(i);

         "Noteholder Approval" means the approval of at least 662/3% the Consenting Noteholders, from whom such approval shall be solicited, and communicated to the Company, through Noteholder Counsel;

         "Noteholder Counsel" means Bingham Dana LLP, or any successor lead legal counsel to the Consenting Noteholders and other Noteholders collectively;

         "Noteholders" means any holder of a Note or Notes from time to time;

         "Noteholder Termination Event" means an event which entitles a Consenting Noteholder to terminate its obligations under this Agreement pursuant to Section 12;

         "Notes" means collectively, the HY1 Notes and the HY2 Notes, and "Note" means any one of them;

         "Ordinary Shares" means the Ordinary Shares in the Company referred to in the Term Sheet and which is to form part of the Shares;

         "Payment Date" means the date on which the Noteholders shall receive the Consideration in accordance with the Term Sheet;

         "Preferred Shares" means the Series A Preferred Shares and the Series B Preferred Shares;

         "Qualified Investor" means a person that is either (a) an "accredited investor" within the meaning of Rule 501(a) under the US Securities Act of 1933 (the "Securities Act"), (b) not a "US person" within the meaning of Regulation S under the Securities Act or (c) a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act.

         "Reinvestment Amount" means in respect of each Reinvesting Noteholder the amount listed in Column 2 of Exhibit C being all or part of its Escrow Amount which is to be reinvested in the Company by that Reinvesting Noteholder pursuant to Section 7;

         "Reinvestment Escrow Account" means an escrow account in the name of an independent third party professional escrow agent (such as a bank or other financial institution) which account is governed pursuant to a customary escrow agreement to be reasonably agreed between the Company and the Reinvesting Noteholders.

         "Reinvesting Noteholders" means those Consenting Noteholders listed in Column 1 of Exhibit C;

         "Reinvestment" means a reinvestment in the Company by a Reinvesting Noteholder of its Reinvestment Amount;

         "Restructuring Documents" has the meaning set forth in Section 3(a);

         "Required Holders" means holders of at least 75% of the aggregate outstanding accreted or principal (as the case may be) amount of the Notes and 75% of the outstanding accreted principal of HY1 Notes;

         "Required Reinvesting Holders" means Reinvesting Noteholders which in aggregate have committed pursuant to Section 7 hereof Reinvestment Amounts of at least (euro) 7 million in the aggregate;

         "Series A Preferred Shares" means the Series A Preferred Shares in the Company referred to in the Term Sheet and which is to form part of the Shares;

         "Series B Preferred Shares" means the Series B Preferred Shares in the Company referred to in the Term Sheet and which is to form part of the Shares;

         "Shares" means the Preferred A Shares, the Preferred B Shares and the Ordinary Shares to be held post-Restructuring by the Existing Shareholders, the Bondholders, the Reinvesting Noteholders and the Equity Investors, in the amounts and proportions set forth in the Term Sheet;

         "Supervisory Board" means the supervisory board of the Company from time to time;

         "Trustees" means collectively the HY1 Trustee and the HY2 Trustee, and "Trustee" means any one of them;

         "UK Subsidiaries" means CompleTel UK Limited and iPcenta UK Limited;

         "US Case" means a case commenced under Chapter 11 of Title 11 of the United States Code, 11 U.S.C.ss.ss.101 et seq. and to be filed in the Bankruptcy Court relating to a US Plan for the purpose of implementing the Restructuring;

          "US Plan" means a plan of reorganization in a US Case which provides that the Consideration (including the amount, allocation and distribution thereof) to be received by Noteholders is as provided for in the Term Sheet and which is otherwise reasonably satisfactory in form and substance to each of the Consenting Noteholders and the Company, and references to the "US Plan" in this Agreement shall include the relevant disclosure statement required in relation thereto.

         (b) Capitalized terms used but not defined in this Agreement have the meanings set forth in the Term Sheet.

         (c) Capitalized terms defined in this Agreement and used in the Term Sheet but not otherwise defined therein, shall have the meanings set forth in this Agreement.

         (d) In this Agreement:

                  (i) references to a "Section", "Sub-Section", "Schedule" and "Exhibit" are references to Sections, Sub-Sections, Schedules and Exhibits to, this Agreement;

                  (ii) references to a "holder" when used in connection with a Consenting Noteholder or Noteholder are references to such Consenting Noteholder or Noteholder in its capacity as either the beneficial owner of, or investment manager for or adviser to certain discretionary accounts that own, Notes, and the term "held by" when used in connection with a Consenting Noteholder or Noteholder shall be construed accordingly;

                  (iii) references to the Exchange having been "commenced" shall mean that the process of the Company seeking or requesting the tendering of Notes by Noteholders shall have begun;

                  (iv) references to the "consummation" of the Restructuring shall mean that a Restructuring on the terms set out in this Agreement and the Term Sheet has been fully accomplished, including, without limitation, that all the conditions to such Restructuring set out in this Agreement and the Term Sheet have been satisfied; and

                  (v) where reference is made to Noteholder Counsel being consulted or its views being obtained or considered in respect of any matter, this shall be in its capacity only as legal counsel to, and for and on behalf of, and subject always to the instructions of, the Consenting Noteholders.

         2. Means for Effecting the Restructuring of the Company. The parties agree that the Restructuring shall be effected in accordance with this Agreement and the terms set forth in the Term Sheet and shall be accomplished by:

         (a) Subject to Section 5(c) an Exchange; and/or

         (b) in the event that there is no Exchange, or an Exchange is unsuccessful, the commencement of Dutch Proceedings and the confirmation of an Akkoord; and/or

         (c) subject to Section 5(d), the commencement of a US Case and the confirmation pursuant to a final court order of the Bankruptcy Court of a US Plan; and

         (d) a vote of the Existing Shareholders' Meeting which approves, subject to consummation of the Restructuring, each of the following:

                  (i) an increase in and changes to the Company's share capital as may be necessary to approve the issuance of the Shares, and

                  (ii) amendments of the current articles of association of the Company to a form consistent with the Term Sheet; and

         (e) the Minimum Reinvestment (together with additional Reinvestments, if any), and the corresponding issue to each of the Reinvesting Noteholders of their proportionate share of the Shares in accordance with the Term Sheet; and

         (f) the Capital Infusion, and the corresponding issue to the Equity Investors of their proportionate share of the Shares in accordance with the Term Sheet; and

         (g) any other documents which the parties hereto agree between them are reasonably required in order to implement the Restructuring.

         3. Preparation of Restructuring Documents.

         (a) Upon execution of this Agreement, the Company shall instruct its counsel to prepare promptly after the date hereof, for the review and approval of the Company, the Consenting Noteholders and the Equity Investors, the following:

                  (i) a proxy statement as required in order to seek the Existing Shareholders' Approval;

                  (ii) in the event that the implementation of the Restructuring is to involve an Exchange, the appropriate exchange offer circular and consent solicitation;

                  (iii) the necessary documents and filings for the commencement of Dutch Proceedings, and a draft Akkoord;

                  (iv) in the event that the implementation of the Restructuring is to involve a US Plan, (x) a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in respect of the Company (the "Petition"); (y) the US Plan; (z) all schedules, motions, pleadings, and other documents and filings necessary or useful in connection with the filing of the Petition; and

                  (v) all other agreements and documents required to implement the Restructuring in accordance with this Agreement and the Term Sheet.

The documents referred to in sub-Clauses (i) through (v) above and the New Articles are collectively referred to herein as the "Restructuring Documents".

         (b) The Company, the Equity Investors and the Consenting Noteholders shall, subject to Sections 5 and 13, reasonably cooperate with one another in good faith in the preparation of the Restructuring Documents and with a view to adhering to the timings set forth in Section 9.

         (c) It is hereby acknowledged that the attached draft of the New Articles at Exhibit D is substantially in the agreed form, provided that it shall be subject to any amendments that the parties may deem necessary or appropriate to comply with the Term Sheet, particularly the headings "Terms of Liquidation Preference" and "Takeover Protection", as well as the redemption provisions.

         4. Subsidiaries and offices.

         (a) The Company (i) confirms that from the date hereof it will not,
(ii) confirms that CompleTel ECC B.V. has undertaken to the Company that from the date hereof it will not, and (iii) shall procure that its subsidiaries will not from the date hereof, invest any further funds whatsoever in, or grant any guarantees in respect of or otherwise agree (contractually or otherwise) to be liable for, any obligations or liabilities of, the German Subsidiary, the UK Subsidiaries, and their respective businesses and operations; provided that the foregoing shall not prohibit the funding of reasonable expenses to effect the release of the Company's obligations under the Marsh Wall Lease.

         (b) As soon as commercially practicable after the date hereof, the Company shall, to the extent applicable, procure the sale or liquidation (including, if necessary, a liquidation through appropriate insolvency procedures) of the German Subsidiary, the UK Subsidiaries, CompleTel Headquarters Europe SAS and all of the Company's direct and indirect subsidiaries and their respective businesses and operations except for SAS, Estel, Escrow and CableTel Management Inc. The Consenting Noteholders agree to desist from taking any remedial action in respect to any effect such sales or liquidations may cause under the Indentures.

         (c) The Company shall close its London office by May 20, 2002 and its Denver office by June 24, 2002, or as soon after such dates as is commercially practical.

         5. Conditions to Exchange and Akkoord. The Company shall not execute, finalize or distribute to the public any Restructuring Document or commence any Exchange, Dutch Proceedings, Akkoord, US Case or a US Plan, unless and until:

         (a) the relevant Restructuring Documents (i) are in all material respects consistent and in accordance with this Agreement and the Term Sheet,
(ii) (insofar as is applicable) do not include terms that are different from the Term Sheet and this Agreement or omit terms that are included in the Term Sheet in a manner that is materially adverse to the Noteholders, and (iii) have prior Noteholder Approval (which approval shall not be unreasonably withheld or delayed);

         (b) at least 50.1% of the Existing Shareholders (but in any event at least the Undersigned Holders) have agreed in writing with the Company that they on their part will provide the required Existing Shareholders' Approval;

         (c) in respect of an Exchange, at least 97% in principal amount of the Notes outstanding have signed this Agreement within 7 Business Days of (but not including) the date hereof and the Company in good faith following consultation with Noteholder Counsel determines that it is reasonably likely that an Exchange will achieve a Restructuring;

         (d) in respect of a US Case, unless the Company in good faith after consultation with Noteholder Counsel determines that there is a substantial risk that an Akkoord will not be sufficient to effect the Restructuring and it is reasonably likely that a US Case will achieve a Restructuring;

         6. LLC Guarantee. Those Consenting Noteholders who hold HY1 Notes (the "Assigning Noteholders") hereby assign to DeGeorge Telcom, on behalf of the members of Completel LLC, all right, title and interest of the Assigning Noteholders in the Guaranty Claims. Upon termination by any Assigning Noteholder pursuant to Section 12 and prior to the consummation of the Restructuring, the Guaranty Claims shall be deemed reassigned to the Assigning Noteholders.

         7. Reinvestments.

         (a) Subject to Section 37, each Reinvesting Noteholder hereby confirms that, subject to receipt of its Escrow Amount, it will make available, and commit to provide to the Company, on the terms of Sub-Section 7(d) the Reinvestment Amount.

         (b) The Company shall offer the ability to make a Reinvestment only to such Consenting Noteholders that are Qualified Investors and that hold HY2 Notes and which within seven Business Days of (but not including) the date hereof, execute this Agreement, and have specified their Reinvestment Amount.

         (c) It shall be a condition of the Exchange, Akkoord and/or US Case, that each HY2 Noteholder will receive its Escrow Amount provided that upon receipt of its Escrow Amount each Reinvesting Noteholder shall, and hereby commits to, promptly deliver and transfer its Reinvestment Amount to the Reinvestment Escrow Account provided that if no Reinvestment Escrow Account is in existence at the date a Reinvesting Noteholder receives its Escrow Amount, then that Reinvesting Noteholder shall have no such obligation to deliver and transfer to the Reinvestment Escrow Account without limiting however in any way the Reinvesting Noteholder's obligations under sub-Section 7(a).

         (d) Upon consummation of the Restructuring (other than in respect of the Reinvestments and the Capital Infusion), and subject to Section 37, the property in the Reinvestment Escrow Account, or in the event no such account exists then each Reinvesting Noteholder's Reinvestment Amount, will be delivered to the Company, in return for and in consideration of, the relevant Reinvesting Noteholders receiving the appropriate proportionate amount of Units as is set forth in the Term Sheet.

         (e) If the Restructuring is not consummated by October 7, 2002, the property in the Reinvestment Escrow Account will promptly be returned and released to the respective Reinvesting Noteholders, and the Reinvesting Noteholders shall have no obligations therefrom to make any Reinvestments under this Section 7.

         (f) In the event that prior to the transfer and delivery of the property in the Reinvestment Escrow Account under Section 7(d), a Reinvesting Noteholder validly terminates its obligations under this Agreement pursuant to
Section 12, that Reinvesting Noteholders' property in the Reinvestment Escrow Account will promptly be returned to such Reinvesting Noteholder.

         8. Issuance of Physical Notes. If reasonably requested by the Company, the Consenting Noteholders shall each use their respective reasonable best efforts to cause their beneficial interest in the Notes to be exchanged for physical Notes, including without limitation, by consenting or providing their consent to amendments to the Indentures to permit physical Notes to be issued.

         9. Restructuring Timetable. Subject to satisfaction of the relevant conditions set forth in Section 5, the Restructuring shall be effected on the basis of, and the Consenting Noteholders and the Equity Investors shall, subject to the other terms of this Agreement, use their best reasonable endeavours to assist the Company in achieving, the timetable for the Restructuring set out below:

         (a) If, in accordance with Section 18(d) the Company will seek to implement the Restructuring by means of an Exchange (x) the Company shall commence such Exchange within 7 Business Days after the later of (i) the date of this Agreement, or (ii) the date that the condition in Section 5(c) is satisfied, and (y) the Exchange must terminate 20 Business Days after its commencement;

         (b) In the event that the Exchange has not been declared successful by the Company (or the appropriate agents) within 3 Business Days after the Expiration Date, the Company shall within 5 Business Days after the Expiration Date commence Dutch Proceedings and file a Dutch Plan with the Dutch Court;

         (c) In the event that the Company does not commence an Exchange within the time-frame set forth in Section 9(a), the Company shall, within 7 Business Days after the later of (i) the date of this Agreement, or, (ii) the date that the conditions in Section 5 are satisfied, commence Dutch Proceedings and file an Akkoord with the Dutch Court;

         (d) In the event that the Company commences Dutch Proceedings and files an Akkoord with the Dutch Court, (i) the Dutch Court shall confirm the Akkoord prior to September 15, 2002 or, in the event the confirmation of the Akkoord by the Dutch Court has become subject to appeal proceedings, October 7, 2002 and (ii) the Restructuring as contemplated by the Term Sheet and this Agreement shall be consummated within 5 Business Days after the date (and on the assumption that) the Dutch Court confirms the Akkoord.

         (e) If the Company will seek to implement the Restructuring by means of a US Case together with a US Plan, the US Case must be commenced, within 45 days of the Company having commenced the Dutch Proceedings. The US Plan must be confirmed and become effective pursuant to a final order of the Bankruptcy Court within 60 days after the US Case is filed with the Bankruptcy Court.

         10. Support for the Restructuring.

         (a) The Company will take all necessary and appropriate actions to effectuate the Restructuring as contemplated by this Agreement and the Term Sheet, including (without limitation, and if applicable) to achieve confirmation of the Akkoord and (if applicable) the US Plan.

         (b) Subject to Sections 5 and 14, the Equity Investors agree to use all reasonable efforts to assist in implementing the Restructuring (without any obligation to incur any out of pocket expense other than as expressly provided for in this Agreement and, the Term Sheet).

         (c) Subject to Sections 5 and 12, the Consenting Noteholders agree (in so far as is applicable) in relation to their Locked-Up Notes to exchange such notes, consent to waivers, exercise all votes which they are entitled to exercise in favour of an Akkoord and/or a US Plan and to approve any other document (without any obligation to incur any out of pocket expense) or take any other action that may be reasonably necessary to implement the Restructuring on the terms set out in this Agreement and the Term Sheet.

         (d) Subject to the provisions of Sections 5, 12, 13 and 14 the Company, each of the Consenting Noteholders (in its capacity as such) and each of the Equity Investors shall not:

                  (i) object to the consummation of the Restructuring or commence any proceeding to oppose the Restructuring or any of the Restructuring Documents so long as the Company, the Consenting Noteholders and the Equity Investors have complied with their obligations in this Agreement;

                  (ii) vote for, consent to, support or participate in the formulation of any out-of-court restructuring or court-supervised insolvency or reorganization proceeding in respect of the Company proposed or filed or to be proposed or filed (other than one agreed to in writing by the Company, the Equity Investors and the Consenting Noteholders) that is inconsistent with this Agreement and the Term Sheet;

                  (iii) directly or indirectly seek, solicit, support or encourage any other out-of-court or court supervised or sanctioned restructuring, plan, proposal, offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of the Company (other than one agreed to in writing by the Company, the Equity Investors and the Consenting Noteholders) that is inconsistent with this Agreement and the Term Sheet; or

                  (iv) take any other action, including but not limited to initiating any legal proceedings that is inconsistent with, or that would delay consummation of, the Restructuring.

         11. Acknowledgment. This Agreement and the terms of the Restructuring are the product of negotiations between the Company, certain of the Consenting Noteholders and the Equity Investors. This Agreement is not and shall not be deemed to be a solicitation for the tender or exchange of Notes, amendments or waivers to the Indentures, consents to an Akkoord, a US Plan or to the Restructuring. Acceptance of the Restructuring will not be solicited from any holder of the Notes until it has received any disclosures required under or otherwise in compliance with applicable law.

         12. Termination of the Consenting Noteholder's Obligations.

         (a) Each of the Consenting Noteholders may terminate its obligations hereunder and rescind any consent by it to acceptance of the Restructuring (so that such consent shall be null and void and have no further force or effect), by and immediately upon giving written notice to the Company (copied to the other Consenting Noteholders), in the event that any of the following events occur:

                  (i) the Restructuring or the necessary steps to achieve the Restructuring contemplated by this Agreement and the Term Sheet are not effected or completed in accordance with the timings set forth in
         Section 9 of this Agreement;

                  (ii) the Company, SAS, Estel, Escrow or any Equity Investor breaches or fails to satisfy any material term of this Agreement or the Term Sheet;

                  (iii) the Restructuring Documents (i) are not in all material respects consistent and in accordance with this Agreement and the Term Sheet, (ii) (insofar as is applicable) include terms that are different from the Term Sheet and this Agreement or omit terms that are included in the Term Sheet in a manner that is materially adverse to the Noteholders. For the purposes of this sub-paragraph, any change to the Consideration (including as to the amount, allocation and distribution thereof) to be received by Noteholders to that provided for in the Term Sheet, shall be considered materially adverse other than due to rounding or the elimination of fractional shares;

                  (iv) except as contemplated by the terms of the Restructuring, the Company shall re-purchase Notes from any Noteholder or shall provide, or agree to provide, any Noteholder, on account of its Notes, any distribution or benefit;

                  (v) the Company shall have disclaimed in writing its intention to, or any of its management shall publicly state that the Company will not, pursue the Restructuring;

                  (vi) in the event the Company commences Dutch Proceedings,
         (A) an Akkoord is not approved by the Dutch Court and the Dutch Court's failure to approve such Akkoord is final and non-appealable, and (B) the Company is unable to pursue a US Case because the condition set forth in Section 5(d) is not satisfied.

                  (vii) at the Existing Shareholders' Meeting, the Existing Shareholders' do not provide the Existing Shareholders' Approval;

                  (viii) any representation or warranty of the Company or the Equity Investors set forth in this Agreement, the Term Sheet or any Restructuring Document shall prove to have been false or misleading in any material respect; or

                  (ix) except for any action taken by the Company as contemplated by this Agreement, (y) the Company shall have filed or initiated a voluntary proceeding, or (z) the Company shall have consented to relief, failed to contest an involuntary proceeding initiated by a third-party, or a court of competent jurisdiction grants non-appealable relief for such third-party initiated proceeding, under any applicable insolvency, bankruptcy or reorganization law, and such relief or failure to contest shall prevent the Company's ability to implement the Restructuring on the terms set forth in this Agreement and the Term Sheet.

                  (x) prior to the consummation of the Restructuring, Jerome de Vitry shall cease to be employed by the Company or its subsidiaries or the Company is without appropriate persons in the role of general counsel and vice president of finance.

                  (xi) a termination of this Agreement by an Equity Investor pursuant to Section 14.

         (b) If any Noteholder Termination Event occurs at a time when permission of the Dutch Court and/or the Bankruptcy Court is required for a Consenting Noteholder who has provided written notice under this Section 12 to change or withdraw (or cause to be changed or withdrawn) its vote(s) in favour of the Akkoord and/or a US Plan, the Company shall not oppose any attempt by such Consenting Noteholder to change or withdraw (or cause to be changed or withdrawn) such vote(s) at such time.

         (c) Termination of this Agreement by a Consenting Noteholder shall occur automatically upon the date valid notice thereof is given by such Consenting Noteholder, solely with respect to such Consenting Noteholder, and any Consenting Noteholder who fails to provide such notice shall continue to be bound hereby. No Consenting Noteholder shall have any liability to the Company, the Equity Investors, any other Noteholder or any other person solely on account of such Consenting Noteholder's termination of its obligations under this Agreement in accordance with the terms hereof.

         (d) Upon any valid termination of this Agreement by any Consenting Noteholder, such Consenting Noteholder shall immediately cease to be a Consenting Noteholder for the purposes hereof (including, without limitation, for the purposes of providing any consent or approval hereunder).

         (e) Upon the sale by a Consenting Noteholder of all of its Locked-Up Notes, such Consenting Noteholder shall immediately cease to be a Consenting Noteholder for the purposes hereof (including, without limitation, for the purposes of providing any consent or approval hereunder).

         13. Termination by the Company. Each of the Company and SAS, shall have the right to terminate this Agreement, by the giving of written notice to each of the Consenting Noteholders, if (a) the amount of Consenting Noteholders that have not materially breached or terminated this Agreement or failed to satisfy any of the material terms or conditions of the Term Sheet, falls 10% or more below the thresholds set for Required Holders or (b) any Equity Investor materially breaches or terminates this Agreement or fails to satisfy any of the material terms or conditions of the Term Sheet.

         14. Commitment by the Equity Investors.

         (a) The Equity Investors hereby confirm that they, or their affiliates, will have available, and commit to provide to the Company subject to the terms of this Section 14 and Section 37 and the Capital Infusion.

         (b) Immediately after, and subject to, consummation of all other steps in the Restructuring contemplated by Section 2 in accordance with this Agreement and the Term Sheet (other than the Reinvestments and the Capital Infusion), subject to Section 37, the Equity Investors shall provide to the Company in full, contemporaneous with the Reinvestments, the sum of Euro 30 million in relation to the Capital Infusion, in consideration for the issue by the Company to the Equity Investors of their proportionate share of the Shares in accordance with the Term Sheet.

         (c) Each of the Equity Investors may terminate its obligations hereunder and rescind any consent by it to acceptance of the Restructuring (so that such consent shall be null and void and have no further force or effect), by and immediately upon giving written notice to the Company (copied to the Consenting Noteholders), in the event that any of the following events occur (each an "Equity Investor Termination Event"):

                  (i) the Restructuring or the necessary steps to achieve the Restructuring contemplated by this Agreement and the Term Sheet are not consummated within 200 days of the date hereof;

                  (ii) the Company, SAS, Estel or Escrow breaches or fails to satisfy any material term of this Agreement or the Term Sheet;

                  (iii) (a) if the amount of Consenting Noteholders which have not materially breached or terminated this Agreement or failed to satisfy any of the material terms or conditions of the Term Sheet, falls 10% or more below the thresholds set for Required Holders or
         (b) the amount of Reinvesting Noteholders, which have not materially breached or terminated this Agreement or failed to satisfy any of the material terms or conditions of the Term Sheet, falls 10% or more below the thresholds set for Required Reinvesting Holders;

                  (iv) any Restructuring Document provides, or is modified to provide for any terms which are materially adverse to or are materially inconsistent with any of the terms or conditions of this Agreement and the Term Sheet. For the purposes of this sub-paragraph, any material change to the consideration (including as to the amount and allocation thereof) to be received by the Equity Investors to that provided for in the Term Sheet, shall be considered materially adverse and/or materially inconsistent;

                  (v) except as contemplated by the terms of the Restructuring, the Company shall re-purchase Notes from any Noteholder or shall provide, or agree to provide, any Noteholder, on account of its Notes, any distribution or benefit;

                  (vi) the Company shall have disclaimed in writing its intention to, or any of its management shall publicly state that the Company will not, pursue the Restructuring;

                  (vii) at the Existing Shareholders' Meeting, the Existing Shareholders' do not provide the Existing Shareholders' Approval;

                  (viii) any representation or warranty of the Company set forth in this Agreement, the Term Sheet or any Restructuring Document shall prove to have been false or misleading in any material respect;

                  (ix) any representation or warranty of the Consenting Noteholders set forth in this Agreement, the Term Sheet or any Restructuring Document shall prove to have been false or misleading in any material respect;

                  (x) except for any action taken by the Company as contemplated by this Agreement, (x) the Company shall have filed or initiated a voluntary proceeding, (y) a Consenting Noteholder shall have initiated an involuntary proceeding or (z) the Company shall have consented to relief, failed to contest an involuntary proceeding initiated by a third-party, or a court of competent jurisdiction grants non-appealable relief for such third-party initiated proceeding, under any applicable insolvency, bankruptcy or reorganization law, and such relief or failure to contest shall prevent the Company's ability to implement the Restructuring on the terms set forth in this Agreement and the Term Sheet; or

                  (xi) prior to the consummation of the Restructuring, Jerome de Vitry shall cease to be employed by the Company or its subsidiaries or the Company is without appropriate persons in the role of general counsel and a vice president of finance.

         (d) Termination of this Agreement by an Equity Investor shall occur automatically upon the date valid notice thereof is given by such Equity Investor, and such notice shall terminate the obligations of all Equity Investors hereunder. No Equity Investor shall have any liability to the Company, the Consenting Noteholders, any other Equity Investor or any other person solely on account of such Equity Investor's termination of its obligations under this Agreement in accordance with the terms hereof.

         15. Effects of Termination. Subject to Section 38 (Survival) hereof, upon the occurrence of a Noteholder Termination Event, a Company Termination Event, or an Equity Investor Termination Event in each case resulting in the termination of a Consenting Noteholders' obligations or any of the Company's, SAS', Escrow's and Estel's obligations or of an Equity Investors' obligations (as the case may be) under the terms of Section 12, Section 13 or Section 14 above, no such terminating party hereto shall have any continuing liability or obligation to any other party in relation to this Agreement; provided, however, that no such termination shall relieve any party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination; provided, further, that the Company shall reimburse the reasonable fees and expenses up to Euro one million incurred by the Equity Investors in negotiating the Term Sheet and the Agreement or in implementing the Restructuring.

         16. Impact of Appointment to Creditors' Committee. Notwithstanding anything in this Agreement or the Term Sheet to the contrary, if any Consenting Noteholder is appointed to and serves on an official committee duly appointed in the Akkoord proceedings or in the US Case, the terms of this Agreement shall not be construed so as to limit such Consenting Noteholders' exercise (in its sole discretion) of its fiduciary duties to any person arising from its service on such committee, and any such exercise (in the sole discretion of such Consenting Noteholder) of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement, and the fact of such service on such committee shall not otherwise affect the continuing validity or enforceability of this Agreement. So long as no Noteholder Termination Event or Company Termination Event shall have occurred and this Agreement remains in effect, the foregoing shall not modify or limit obligations of the Consenting Noteholders to comply with Section 10.





         17. Forbearance; Restrictions on Transfers.

         (a) So long as its obligations under this Agreement have not been terminated under Section 12:

                  (i) each of the Consenting Noteholders agrees that it will not file a notice of default or sale or take any other action to collect on its Notes or foreclose on any collateral in respect of its Notes, including, without limitation, instructing the Trustee on how to proceed in the exercise of any and all remedies; and

                  (ii) each of the Consenting Noteholders agrees that it will not, directly or indirectly, sell, assign, transfer, hypothecate or otherwise dispose of:

             (1) any Locked-Up Notes held by such Consenting Noteholder (for the purposes of this Section only, a "Transferring Noteholder"), except in accordance with the Restructuring, unless the person to which the Notes are sold, transferred, hypothecated or otherwise disposed of, is (x) also a Consenting Noteholder, or (y) (A) delivers to the Company a counterpart of this Agreement, and in each case agrees to be bound by this Agreement, including to the same extent as the Transferring Noteholder as regards any Reinvestment that such Transferring Noteholder has agreed to make under this Agreement and (B) a Qualified Investor;

             (2) any claim (as that term is defined in section 101(5) of the Bankruptcy Code) arising from, based on or related to the Notes or the LLC Guaranty (except pursuant to Section 6), or

             (3) any option, interest in, or right to acquire any Notes or claim referred to in clauses (i) and (ii) above, unless the transferee is (x) a Qualified Investor and (y) agrees in writing to be bound by the terms of this Agreement and such writing is subsequently delivered to the Company.

         18. The Company's Undertakings. Unless the Company has obtained prior written Noteholder Approval, the Company shall (and, where applicable, shall procure that its subsidiaries shall also):

         (a) not take any action materially inconsistent with this Agreement or the Term Sheet, including, but not limited to, not selling any substantial portion of the assets of the Company and its subsidiaries (other than in accordance with Section 4) and not obtaining any additional external financing not expressly permitted by the Term Sheet;

         (b) without limiting the generality of Section 10(a), insofar as is applicable under the other terms of this Agreement take all reasonable steps necessary and desirable to obtain an order of the Dutch Court confirming the Akkoord and/or the Bankruptcy Court confirming the US Plan, as expeditiously as possible, and use reasonable best efforts to obtain any and all required regulatory and/or third party approvals for the Restructuring;

         (c) commence a Dutch Case and file a Dutch Plan with the Dutch Court if an Exchange has not been commenced within 7 Business Days of (but not including) the date of this Agreement, or if at the Expiration Date, an Exchange has proved unsuccessful;

         (d) not issue any press release or make any public announcement to the news media or financial markets regarding the negotiation and execution of this Agreement or the Term Sheet, unless the terms of such press release or public announcement have prior Noteholder Approval, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that such approval shall not be required if such press release or public announcement is required by applicable law or stock exchange rule, in which case, if reasonably practicable, prior to making such press release or public announcement, the Company shall consult with and consider in good faith the views of the Consenting Noteholders in connection therewith;

         (e) except as contemplated by this Agreement or the Term Sheet not purchase or redeem or agree to purchase or redeem any Notes from any Noteholder or make any repayment or prepayment to any Noteholder in respect of its Notes;

         (f) procure that (x) two nominees of, and whose identity shall be determined by, the Consenting Noteholders, and (y) two nominees mutually acceptable to, and whose identity shall be determined by, the Consenting Noteholders and the Equity Investors together, shall, subject to them having executed a confidentiality agreement in form reasonably acceptable to the Company and Noteholder Counsel, be entitled to attend and speak at all meetings of the Supervisory Board from the date hereof until the four persons referred to in this Section (f) have been appointed as members of the Supervisory Board;

         (g) procure that the Supervisory Board post-Restructuring shall consist of six persons, and at the New Shareholders' Meeting, to nominate for election as the members of the Supervisory Board post-Restructuring, two individuals nominated by the Consenting Noteholders, two individuals nominated by and mutually acceptable to the Consenting Noteholders and the Equity Investors together, and two individuals nominated by the Equity Investors;

         (h) not issue after the date of the consummation of the Restructuring through the date of the New Shareholders' Meeting, any shares in the Company other than shares to be issued pursuant to or otherwise in connection with the Restructuring. The provisions of this Section 18(h) shall survive the termination of this Agreement.

         (i) procure that the costs of the Restructuring shall not exceed those set forth in Exhibit F; and

         (j) ensure that its Shares remain listed in Euronext Paris for a period of at least 3 years after the consummation of the Restructuring;

         (k) in respect of intercompany financing of the Company's subsidiaries existing or future, maintain such financing in the form of debt and, not equity, from the date of this Agreement until the date which is 1 year after the consummation of the Restructuring provided that maintaining such intercompany debt financing has no material adverse tax consequences and that commercial requirements do not dictate otherwise.

         19. Conduct of business post-restructuring. The Company, SAS and Estel agree that, from the date hereof until the Restructuring has been consummated, and after the Restructuring has been consummated until such time as the Supervisory Board determines otherwise, the business of SAS and Estel, and any other business in France of the Company and its subsidiaries, shall be operated in accordance with the business plan attached hereto as Exhibit E.

         20. Provision of Information by the Company. The Company hereby agrees that it shall:

         (a) on at least a weekly basis throughout the period of any Exchange, and in any event immediately after the Expiration Date, confirm to Noteholder Counsel the extent to which Noteholders have tendered their Notes in the Exchange;

         (b) in the event of Dutch Proceedings and/or any US Case, keep Noteholder Counsel informed on a running basis as to the progress of, and all significant developments in, such Dutch Proceedings and any US Case, as applicable;

         (c) notify Noteholder Counsel in writing promptly if the Company or any of the management of the company or its Subsidiaries should obtain actual knowledge that an event has occurred or will occur that would entitle the Consenting Noteholders to terminate this Agreement in accordance with Section 12 hereof;

         (d) promptly notify all other Consenting Noteholders in the event that it receives a notice of termination from any one or more Consenting Noteholder; and

         (e) from the date of this Agreement until the Restructuring has been consummated, and provided that this Agreement remains in existence, provide to any Consenting Noteholder who enters into a reasonably suitable confidentiality agreement with the Company, with its financial statements (including balance sheet, income statement, and statement of cash flows) at the same time as they are delivered to the Supervisory Board.

         (f) make public its financial statements (including balance sheet, income statement, and statement of cash flows) no later than 45 days after the end of each of the first three quarters, and 90 days after the end, of each fiscal year.

         21. Effectiveness The obligations of the parties hereto shall become effective upon the execution and delivery by

         (a) the Company, SAS, Estel, Escrow, the Equity Investors of this Agreement;

         (b) the Undersigned Holders with respect to the Agreement and Acceptance;

         (c) the Required Holders of this Agreement; and

         (d) the Required Reinvesting Holders of this Agreement.

         22. Fees and Expenses.

         (a) Within 5 (five) Business Days after the date of this Agreement, the Company shall pay in full the outstanding bills and the costs of the Noteholders' legal advisers incurred up to (and including) the date of this Agreement provided such bills and costs are reviewed by any two Consenting Noteholders.

         (b) Within 14 days after the date of this Agreement, the Company shall transfer to the client account of Bingham Dana LLP, three amounts of, respectively, (i) (euro)300,000 as a fee reserve in respect of general legal advice for the Consenting Noteholders, (ii) (euro)150,000 as a fee reserve in respect of Dutch legal advice for the Consenting Noteholders, and (iii)
(euro)50,000 as a fee reserve in respect of French legal advice for the Consenting Noteholders, in accordance with the terms of the letters from Bingham Dana LLP, Van Doorne and De Pardieu to the Company dated the date of this Agreement. The Consenting Noteholders shall instruct their legal counsel to repay to the Company any amounts remaining from such fee reserves promptly after the date of the consummation of the Restructuring (after payment of all outstanding fees, costs and disbursements of the respective counsel from the applicable fee reserves through and including such date).

         (c) The Company shall pay all the reasonable bills and costs of the legal advisors to the Equity Investors.

         23. Official Unsecured Creditors Committee. In the event of a US Case and pursuant to either Sections 1102(a)(1) or (a)(2) of the Bankruptcy Code, the Company shall support the appointment of an official committee comprised of the Consenting Noteholders and such other holders of the Notes as may be appointed by the Office of United States Trustee (the "Official Committee"). The Official Committee shall, subject to compliance with the applicable provisions of the Bankruptcy Code, be entitled to retain the law firm of Bingham Dana LLP, to assist in the confirmation of the US Plan and related matters. In the event the Consenting Noteholders do not become the Official Committee in the US Case, the Company shall actively support the approval, under Section 503(b) of the Bankruptcy Code, of the payment of the reasonable costs and fees incurred by the professionals retained by the Consenting Noteholders.

         24. Notices. Notices given under this Agreement shall be to:

                           For the Company:
                           CompleTel Europe N.V.
                           9-11 alle de l'Arche
                           92671 Courbevoie
                           CEDEX France
                           Attention:  Marie Laure Weisberg
                           Telecopy:  +33 1.72.92.20.01

                           With a copy to:
                           Skadden, Arps, Slate, Meagher & Flom LLP
                           One Canada Square
                           Canary Wharf
                           London E14 5DS, England
                           Attention:  Richard A. Ely/Matthew McDonald
                           Telecopy:  +44.(0)20.7519.7070

                           And with a copy to:
                           Stibbe
                           Strawinskylaan 2001
                           1077 ZZ Amsterdam
                           The Netherlands
                           Attention:  Marius Josephus Jitta
                           Telecopy: +31 20 546 01 23

                           For the Consenting Noteholders:

                           At the addresses and telephone numbers set forth on
the signature pages.

                           With a copy to :
                           c/o     James Roome
                                   James Terry
                                   Bingham Dana LLP
                                   8-10 Mansion House Place
                                   London EC4N 8LB
                                   Telecopy:  +44.(0)20.7220.7431

                           For the Equity Investors:
                                   John Garrett
                                   Meritage Private Equity Funds
                                   1600 Wynkoop, Suite 300
                                   Denver, CO 80202-5919
                                   Telephone:  +1 (303) 352-2042
                                   Facsimile: +1 (303) 352-2050

                                   Lawrence F. DeGeorge
                                   LPL Investments Group, Inc.
                                   Phillips Point, East Tower
                                   777 South Flagler Drive
                                   Suite 800
                                   West Palm Beach, FL 33401
                                   Telephone: +1 (561) 832 1160
                                   Facsimile: +1 (561) 832 2424


         25. Reservation of Rights. This Agreement, the Term Sheet, the Restructuring Documents and the Restructuring are part of a proposed settlement of a dispute among certain of the parties hereto. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of any Consenting Noteholder or either of the Trustees to protect and preserve its rights, remedies and interests, including without limitation, its claims against the Company. Nothing herein shall be deemed an admission of any kind. Without prejudice to Section 4, nothing contained herein effects a modification of the Consenting Noteholders' or the Trustee's rights under the Indenture, the Notes or other documents and agreements unless and until the Restructuring becomes effective. If the transactions contemplated herein are not consummated, or if this Agreement is terminated for any reason, the parties hereto fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

         26. Good Faith Negotiations of Restructuring Documents. The Company, the Equity Investors and each of the Consenting Noteholders covenant and agree, without prejudice to their rights under this Agreement, to negotiate the definitive documents relating to the Restructuring, including, without limitation, the Restructuring Documents, in good faith.

         27. Counterparts. This Agreement may be executed by one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts when taken together shall constitute one and the same instrument. Except as expressly provided for herein, no modification, amendment or waiver of any provision of this Agreement or the Term Sheet shall be effective unless such modification, amendment or waiver is in writing and signed by each of the parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that nothing contained in this Section shall be deemed to permit sales, assignments or transfers other than in accordance with Section 17.

         28. General Representations and Warranties. The Company, SAS, Estel and Escrow and each of the Equity Investors represents and warrants that the following statements are true, correct and complete as of the date hereof:

         (a) Power, Authority and Authorization. Execution, delivery and performance of this Agreement by each such party has been duly authorized by all necessary corporate action on the part of such party (subject to Section 28(c) below), and the person executing this Agreement on behalf of such party is duly authorized to do so;

         (b) No Conflicts. The execution, delivery and performance of this Agreement by each such party does not and shall not (i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its organizational documents or those of any of its subsidiaries or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligations to which it or any of its subsidiaries is a party or under its organizational documents;

         (c) Binding Obligation. This Agreement is the legally valid and binding obligation of each such party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

         29. Warranties by the Company. The Company represents and warrant that the following statements are true, correct and complete as of the date hereof:

         (a) Governmental Consents. The execution, delivery and performance by it of this Agreement does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action with respect to, with or by, any governmental authority or regulatory body, except such filings as may be necessary, and/or required to be disclosed by the French, US and/or Netherlands securities regulation authorities, with regard to an Exchange or an Akkoord or a US Plan, in each case to the extent applicable.

         (b) Litigation. There is no material litigation that has been commenced against the Company or any of its subsidiaries.

         (c) Claims. Other than with regard to the Marsh Wall Lease, there is no claim against the Company which, if asserted or filed in a Dutch Case, is reasonably likely to adversely affect the Akkoord or approval thereof by the Dutch Court.

         30. Warranties of the Consenting Noteholders. Each Consenting Noteholder represents and warrants to each of the other parties that the following statements are true, correct and complete as of the date hereof:

         (a) Authority with Respect to the Notes. It is a Qualified Investor and it or its Affiliates (as that term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, and over whom the Consenting Noteholder exercises sufficient control to insure enforcement of the provisions of this Agreement) holds or has investment authority or discretion with respect to the Notes that represent a beneficial interest in the total principal amount of Notes set forth next to its name on the signature pages hereof.

         (b) Power, Authority and Authorization. Execution, delivery and performance of this Agreement by each such party has been duly authorized by all necessary corporate action on the part of such party (subject to Section 30(c) below), and the person executing this Agreement on behalf of such party is duly authorized to do so;

         (c) Binding Obligation. This Agreement is the legally valid and binding obligation of each such party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

         31. Indemnity: The Company will indemnify and hold harmless each Consenting Noteholder and its officers, directors, partners, agents, employees and advisors, and each of its respective successors and assigns, from and against any and all third-party claims, actions, suits, liabilities, judgments, and any costs and expenses related thereto, arising by reason of or resulting from such Consenting Noteholder's execution or performance of this Agreement or the Term Sheet, but excluding any claims, actions, suits liabilities judgments, costs or expenses to the extent arising from or related to the negligence, fraud or willful misconduct of such Consenting Noteholder.

         32. Securities Act Warranties. Each Equity Investor and Reinvesting Noteholder represents that it is a Qualified Investor and acknowledges and agrees that the Shares have not been registered under the Securities Act and may not be offered or sold in the United States except (x) pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, or (y) pursuant to an effective registration statement under the Securities Act. Each Equity Investor and Reinvesting Noteholder further represents that it (i) has such knowledge and experience in financial and business matters that it is capable of evaluating the risks and merits of an investment in the Shares; (ii) has the financial ability to bear the economic risk of an investment in the Shares; (iii) has been given access to such financial and other information regarding the affairs of the Company and regarding the Shares as it deems necessary in connection with its decision with respect to the an investment in the Shares;
(iv) acknowledges that such information does not constitute a representation or warranty by the Company with respect to its affairs or the Shares, which are limited to those representations and warranties expressly set forth in this Agreement; and (iv) will not offer or resell the Shares except in compliance with applicable law.

         33. Confidentiality. Unless required by applicable law or regulation, the parties shall not disclose to any other person (i) the amount of a Consenting Noteholder's holding of Notes without the prior written consent of such Consenting Noteholder, or (ii) the terms of this Agreement (including the Exhibits hereto) without the prior written consent of the Company, each of the Equity Investors and each of the Consenting Noteholders. If such announcement or disclosure is so required by law or regulation, the Company and the Equity Investors shall afford each other and Noteholder Counsel, a reasonable opportunity to review and comment upon any such announcement or disclosure prior to such announcement or disclosure. The foregoing shall not prohibit the Company from disclosing the approximate aggregate amount of Notes held by the Consenting Noteholders or the holders of the Notes as a group.

         34. Entire Agreement. This Agreement, the exhibits hereto and the Term Sheet constitute the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

         35. Representation by Counsel. Each party hereto acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly any rule of law or any legal decision that would provide any party hereto with a defense to the enforcement of the terms of this Agreement against such party shall have no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties hereto.

         36. Further Acquisition of Securities. This Agreement shall in no way be construed to preclude any of the Consenting Noteholders from buying and selling Notes in addition to its Locked-Up Notes. Nothing in this Agreement shall limit the ability of a Consenting Noteholder to buy and sell in its capacity as a trader, or its ordinary trading activities in respect of, any Notes which are not Locked-up Notes.

         37. Certificate Regarding Business Plan. Prior to the making of the Reinvestments and the Capital Infusion, the Company shall deliver to the Reinvesting Noteholders and the Equity Investors a certificate that in the good faith opinion of the Company at that time, the Company is still capable of achieving the business plan at Schedule E in all material respects.

         38. Governing Law; Jurisdiction. This Agreement is governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provision that would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought on a non-exclusive basis in a federal court of competent jurisdiction in the Southern District of New York. By execution and delivery of this Agreement, each of the parties hereto hereby irrevocably accepts and submits to the nonexclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to jurisdiction, upon the commencement of the Akkoord proceeding and/or the US Case, each of the parties hereto herby agrees that the Dutch Court and/or the Bankruptcy Court, as applicable, shall have nonexclusive jurisdiction over all matters arising out of or in connection with this Agreement and relating directly to the Dutch case or the US case, as the case may be. Notwithstanding the foregoing consent to jurisdiction, any dispute relating to the validity of corporate resolutions of the Company or its articles of association shall be governed by Dutch law and exclusively be heard by the Amsterdam Court.

         39. Specific Performance. It is understood and agreed by each of the parties hereto that money damages would not be a sufficient remedy for any breach of this Agreement by any party (other than a breach by the Company of Section 22 (Fees and Expenses)) and each non-breaching party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach.

         40. Survival. Notwithstanding the sale of Locked-Up Notes in accordance with Section 17 hereof, the termination of the Consenting Noteholders' obligations hereunder in accordance with Section 12, the termination of this Agreement by the Company, SAS or Estel in accordance with
Section 13, or the termination of an Equity Investors' obligations hereunder, the Company's obligations and agreements set forth in Sections 22 (with respect to expenses incurred through the date of such termination) and the obligations of the parties set forth in Section 31 (with respect to indemnity) shall survive such termination and shall continue in full force and effect for the benefit of the relevant party or parties, as the case may be, in accordance with the terms hereof.

         41. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the parties and their respective successors, assigns, heirs, executors, administrators and representatives (although this provision is not intended to conflict with Section 17 hereof (restrictions on transfer)). The agreements, representations and obligations of the Consenting Noteholders under this Agreement are, in all respects, several and not joint.

         42. Third Party Beneficiaries. Unless expressly stated herein, (including, without limitation, as regards Section 30 (with respect to indemnity) this Agreement shall be solely for the benefit of the parties hereto and no other person or entity. Each Undersigned Holder that agrees and accepts this Agreement shall be an express third party beneficiary of the obligations of the Consenting Noteholders hereunder.

         43. Several, Not Joint. The agreements, representations and obligations of each of the Consenting Noteholders are, in all respects, several and not joint.

         44. Headings. The headings of the sections, paragraphs and subparagraphs of this Agreement are inserted for convenience only and shall not affect the interpretation thereof.



         IN WITNESS WHEREOF, each of the parties below have executed a counterpart of this Agreement.

Dated:  May 15, 2002           COMPLETEL EUROPE N.V.

                               By: /s/ Marie-Laure Weisberg
                                    Marie-Laure Weisberg

                               Tel.:33 1 72 92 23 78
                               Fax:


                               COMPLETEL SAS

                               By: /s/ Jehan Coquebert de Neuville
                                    Jehan Coquebert de Neuville

                               Tel.: 01 72 92 20 92
                               Fax: 01 72 92 20 01


                               COMPLETEL ESCROW BV

                               By: /s/ Dick Haarsma
                                    Dick Haarsma

                               By: /s/ Paul C. Schuller
                                    Paul C. Schuller

                               Tel.: 31 20 540 5824
                               Fax:  31 20 644 7011



                               ESTEL SA

                               By: /s/ Jehan Coquebert de Neuville
                                    Jehan Coquebert de Neuville

                               Tel.: 01 72 92 20 92
                               Fax: 01 72 92 20 01







                               Meritage Private Equity Fund, L.P.
                                 Meritage Private Equity Parallel Fund,
                                  L.P.
                               Meritage Entrepreneurs Fund, L.P.

                               By: Meritage Investment Partners, LLC,
                                   its general partner



                               By: /s/ John Garrett
                                    John Garrett

                               Tel.: 303 352 20 40
                               Fax: 303 352 20 50

                               Amount of Capital Infusion: (euro)22.86 million


                               DeGeorge Telcom Holdings Limited
                                 Partnership

                               By: DeGeorge Telecom, LLC, its general partner


                               By: /s/ Lawrence F. De George
                                    Lawrence F. DeGeorge, its Manager

                               Tel.: 561 832 1160
                               Fax: 561 832 2424

                               Amount of Capital Infusion: (euro)7.14 million

                      [FORM OF NOTEHOLDER SIGNATURE PAGE]

         /s/ NAME OF NOTEHOLDER

By:      /s/ AUTHORIZED SIGNATORY
         Name:
         Title:


Holds: US$                  in aggregate
Stated principal amount at maturity
of HY1 Notes

Holds:(euro)               in aggregate stated
principal amount of HY2 Notes.

Is a Reinvesting Holder with respect
to (euro)          representing in aggregate
stated principal amount of HY2 Notes
of (euro)

 AGREED AND ACCEPTED

         Subject to the provisions below, in consideration of the entry by the parties thereto into the Restructuring Agreement, dated as of May 14, 2002 (the "Restructuring Agreement"), by and among CompleTel Europe N.V., CompleTel SAS, Estel S.A., CompleTel Escrow B.V., Meritage Private Equity Funds, DeGeorge Telcom Holdings and the Consenting Noteholder, as defined therein; the undersigned holders ("Undersigned Holders") of ordinary shares of the Company agree to exercise all votes to which they are entitled in order to ensure the implementation of the Restructuring, of the achievement of the Existing Shareholders' Approval and to approve any other action or document necessary to implement the Restructuring. Capitalized terms used in this Agreement and Acceptance without definition shall have the meaning assigned to them in or pursuant to the Restructuring Agreement.

         This Agreement is not and shall not be deemed to be a solicitation for consents to or votes in favor of the Restructuring. Acceptance of or consent to the Restructuring will not be solicited from any Undersigned Holder until it has received the disclosures required under or otherwise in compliance with applicable law.

         Each of the Undersigned Holders may, prior to consummation of the Restructuring, terminate its obligations hereunder and rescind its acceptance of the Restructuring (which acceptance or vote shall be null and void and have no further force or effect) by giving written notice thereof to the Company, if the Company, the Equity Investors or the Consenting Noteholders materially breach the Restructuring Agreement or fail to satisfy any of the material terms or conditions of the Term Sheet.

         Each of the Undersigned Holders will not, directly or indirectly, sell, assign, transfer, hypothecate or otherwise dispose of (i) any equity securities beneficially owned by it or as to which it has investment authority or discretion (including equity securities acquired after the date hereof), or
(ii) any option, interest in, or right to acquire any equity securities, unless the transferee is (x) an "accredited investor" within the meaning of Rule 501 under the Securities Act of 1933 and (y) agrees in writing to be bound by the terms of this Agreement and Acceptance and such writing is subsequently delivered to the Company.

         Each Undersigned Holder represents and warrants to the Company, the Equity Investors, the Consenting Noteholders and each other that it is an accredited investor and beneficially owns or has sufficient investment authority or discretion over the amount of shares set forth next to its name on the below signature pages to ensure enforcement of the provisions of this Agreement and Acceptance.

         The agreements, representations and obligations of the Undersigned Holder are, in all respects, several and not joint.

         Each of the Undersigned Holders agrees that each of the parties to the Restructuring Agreement is an intended express third-party beneficiary of this Agreement and Acceptance.

         This Agreement and Acceptance will be governed by the laws of The State of New York without reference to the conflicts of law principles thereof.

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement and Acceptance to be executed and delivered as of May 15, 2002.

                           MADISON DEARBORN CAPITAL PARTNERS II, L.P.

                           By: Madison Dearborn Partners II, L.P.,
                               its general partner
                           By: Madison Dearbon Partners, Inc.,
                               its general partner

                           By: /s/ James A. Kirby
                               James A. Kirby
                               Its: Managing Director

                           Tel:
                           Fax:

                           Holds:  64,573,990 Ordinary Shares


                           DEGEORGE TELCOM HOLDINGS LIMITED PARTNERSHIP

                           By: DeGeorge Telecom, LLC, its general partner

                           By: /s/ Lawrence F. DeGeorge
                               Lawrence F. DeGeorge
                               Its:  Manager

                           Tel.: 561 832 1160
                           Fax: 561 832 2424

                           Holds:  26,208,676 Ordinary Shares

                           MERITAGE PRIVATE EQUITY FUND, L.P.
                           MERITAGE PRIVATE EQUITY PARALLEL FUND, L.P.
                           MERITAGE ENTREPRENEURS FUND, L.P.

                           By: Meritage Investment Partners, LLC,
                               its general partner

                           By: /s/ John Garrett
                               John Garrett

                           Tel: 303 352 2040
                           Fax: 303 352 2050

                           Holds:  5,862,449 Ordinary Shares

                                   EXHIBIT A

                            Consenting Noteholders

                                   [OMITTED]

                                   Exhibit B

                    Restructuring of CompleTel Europe N.V.

                                  Term Sheet

      Capitalized terms not otherwise defined in this Term Sheet have the meanings set forth in the Restructuring Agreement to which this Exhibit B is part.


I. DEBT EXCHANGE           To be effected through an Exchange, Akkoord and/or
                           US Plan, as the case may be.

         HY1 Notes.........The HY1 Notes, representing an aggregate accreted value of $94,074,350 as of April 15, 2002, will be exchanged for Preferred B Shares and Ordinary Shares at the following rate: each $1,000 of accreted value of HY1 Notes will be converted into 3,933 Preferred B Shares and 3,933 Ordinary Shares (such that the equivalent of(euro)1,000 of accreted value of HY1 Notes shall convert into: (i) 4,402 Preferred B Shares and 4,402 Ordinary Shares) and
                           (ii) additional Preferred B Shares and Ordinary Shares as described below, with any fractional entitlement to shares in respect of a holder's aggregate holdings of Notes rounded to the nearest share.

         HY2 Notes.........The HY2 Notes, representing an aggregate principal amount of euro)121.9 million, will be exchanged for: (i) Preferred B Shares and Ordinary Shares at the following rate: each(euro)1,000 principal amount of HY2 Notes shall convert into 4,094 Preferred B Shares and 4,094 Ordinary Shares; and
                           (ii) additional Preferred B Shares and Ordinary Shares as described below, with any fractional entitlement to shares in respect of a holder's aggregate holdings of Notes rounded to the nearest share.

                           In connection with such exchange, the remaining balance of the HY2 Securities Account (approx.
                           (euro)17.0 million as of April 22, 2002) will be paid to each of the HY2 Noteholders.






         Allocation of Additional
         Preferred B Shares and
         Ordinary Shares...HY1 Notes and HY2 Notes will receive 37,552,934 additional Preferred B Shares and 37,552,934 additional Ordinary Shares using the following two-step allocation mechanism:

                           Step 1

                           Holders of each (euro)1,000 principal amount of HY2 Notes, to the extent that the full amount of the corresponding portion of the HY2 Securities Account has been reinvested, will receive 308 additional Preferred B shares and 308 additional Ordinary Shares.

                           Step 2

                           After the Preferred B Shares and Ordinary Shares have been allocated under step 1, the remaining Preferred B shares and Ordinary Shares will be allocated to all HY1 and HY2 Notes pro-rata for the accreted value and principal amount that each Note represents, respectively.

II.  ADDITIONAL FINANCING

         Source............To take place in the form of (a) the Capital
                           Infusion of (euro)30.0 million, and (b)
                           Reinvestments of not less than (euro)7.0 million, but no greater than (euro)17.0 million.

         Securities........Preferred A Shares, Ordinary Shares and C Shares.

         Offering..........1,233,333,333 Units, each consisting of one
                           Preferred A Share and . one Ordinary Share, on the basis of an aggregate investment of (euro)37.0 million. To be increased proportionately in the event that Reinvestments in the aggregate are greater than (euro)7.0 million in the aggregate.

         Purchase Price....(euro)0.03 per Unit.

                           In addition to the Units, in return for the Capital Infusion the Equity Investors will be issued on a pro rata basis that number of C Shares that will cause the Equity Investors to have the same number of shares for voting purposes as the (former) Noteholders.

         Reinvestments.....Reinvestments of a minimum of(euro)7.0 million representing all or part of their share of the HYII Securities Account by certain of the Consenting Noteholders that hold HY2 Notes (the "Minimum Reinvestment") shall be a condition to the Restructuring. HY2 Noteholders will have the option to agree by 22 May 2002 to make further Reinvestments of up to an additional(euro)10.0 million, involving the issue of up to a further 333,333,333 Units.

         Investors.........The Capital Infusion shall be an investment by both
                           Meritage Private Equity Funds and DeGeorge Telecom Holdings of(euro)30 million in the aggregate.

                           The Minimum Reinvestment shall be made by certain of the Consenting Noteholders that hold HYII Notes. Any additional Reinvestments may be made by any HY2 Noteholders (including the Consenting Noteholders).

         Alternative
         Financing.........If the total amount of the Reinvestments is less than(euro)17.0 million, as regards and to the extent of the difference between the total amount of Reinvestments and the Minimum Reinvestment, the Company either (a) issue additional Units (i) to Noteholders who commit within thirty days of the date of the Restructuring Agreement to so invest, or, (ii) failing that, to third-party investors in either case for issuance within 60 days following consummation of the Restructuring, or (b) raise such amount in the form of term debt on commercially reasonable terms approved as such by the Supervisory Board; provided, that the Company has obtained a customary written funding commitment with respect to such term debt no later than ninety days following consummation of the Restructuring.

III. MANAGEMENT STOCK OPTION PLAN

         General...........Post consummation of the Restructuring, the Company will put into place the stock option plan (the "Management Stock Option Plan") on the terms set out below. No greater than 8% of the Stock shall be available under the Management Stock Option Plan.

                           Changes to the Management Stock Option Plan will be subject to a two-thirds majority of the Supervisory Board.

         Tranche 1.........33% of the Management Stock Options granted at closing as follows:

                           o 8.25% vesting June 30, 2003, strike at(euro)0.0173
                           o 8.25% vesting June 30, 2004, strike at(euro)0.0198
                           o 8.25% vesting June 30, 2005, strike at(euro)0.0228
                           o 8.25% vesting June 30, 2006, strike at(euro)0.0262

         Tranche 2.........67% options granting and vesting as follows:


                           o 30% granted at closing and, if following the
                             consummation of the Restructuring the Company has achieved two consecutive quarters of positive EBITDA, then

                           o 50% of which shall vest on June 30, 2003, strike
                             at (euro)0.0173

                           o 50% of which shall vest on June 30, 2004, strike
                             at (euro)0.0198

                           o 37% granted at closing and, if following the
                             consummation of the Restructuring the Company has achieved 2 consecutive quarters of positive Free Cash Flow, then

                                 o 50% of which shall vest on June 30, 2005,
                                   strike at (euro)0.0228

                                 o 50% of which shall vest on June 30, 2006,
                                   strike at (euro)0.0262

                           For the purposes of this Section III:

                           "EBITDA" shall mean, for any period, consolidated net income for such period, adjusted to deduct any extraordinary and nonrecurring gains), plus, to the extent such amount was deducted in calculating such adjusted consolidated net income,

                                    (1) consolidated interest expense,

                                    (2) income taxes  (other than income taxes
                                        attributable to extraordinary and
                                        nonrecurring gains),

                                    (3) depreciation expense, and

                                    (4) amortization expense.

                           all as determined on a consolidated basis in conformity with applicable GAAP.

                           "Free Cash Flow" shall mean EBITDA less cash tax payments, cash interest payments and capital expenditures, plus decreases and minus increases in working capital, as the case may be, all as determined on a consolidated basis in conformity with applicable GAAP.

IV.      POST-RESTRUCTURING OWNERSHIP

                           Giving effect to the Debt Exchange as contemplated in Section I hereof, and the Capital Infusion and all Reinvestments contemplated in Section II hereof, the percentage ownership of the Company pre the issue of any Management Stock Options on as-converted basis will be as follows:

Summary                                     Escrow reinvested
at closing                        7.0        10.0        13.0         17.0

Investors                       43.2%       41.4%       39.8%        37.8%
Escrow                          10.1%       13.8%       17.2%        21.4%
Noteholders                     43.2%       41.4%       39.8%        37.8%
Existing                         3.5%        3.3%        3.2%         3.0%
Mgt Pool                         0.0%        0.0%        0.0%         0.0%
---------------------------------------------------------------------------
Total                          100.0%       99.9%      100.0%       100.0%
---------------------------------------------------------------------------



                           In the event of the exercise of all the Management Stock Options contemplated in Section III hereof, ownership of the Company on an as-converted basis will be as follows:

Summary                                     Escrow reinvested
Year 4                            7.0        10.0        13.0         17.0

Investors                       39.8%       38.2%       36.8%        35.1%
Escrow                           9.3%       12.7%       16.0%        19.9%
Noteholders                     39.8%       38.2%       36.8%        35.1%
Existing                         3.2%        3.1%        3.0%         2.8%
Mgt Pool                         8.0%        7.7%        7.4%         7.1%
---------------------------------------------------------------------------
Total                          100.1%       99.9%      100.0%       100.0%
---------------------------------------------------------------------------

                           All Stock issued shall be freely tradable upon consummation of the Restructuring.

V. TERMS OF THE PREFERRED SHARES

                           This sets out the in principle terms of the Preferred Shares.

         Ranking in
         Liquidation.......The Preferred A Shares will rank senior in right of payment to the Preferred B Shares and the Ordinary Shares. The Preferred B Shares will rank junior to the Preferred A Shares in right of payment and senior to the Ordinary Shares.

         Conversion
         Rights............Each Preferred Share shall be convertible into
                           Ordinary Shares at any time at the option of the holder of the Preferred Share. The Preferred Shares shall initially be convertible on a share-for-share basis, subject to customary anti-dilution adjustments in relation to share dividends and share splits and similar transactions. All Preferred Shares shall at any time be subject to mandatory conversion at the election of the holders of two-thirds in aggregate of the outstanding Preferred Shares.

         Terms of Liquidation
         Preference........

                           Upon a sale or liquidation of the Company (each a "Liquidation Event") each holder of Preferred Shares shall be entitled to receive, prior to any distribution to the holder of any other equity security of the Company, an amount in cash equal to
                           (euro)0.03 per share (the "Liquidation Amount").

                           Notwithstanding the foregoing, in the event that the assets available for distribution on a Liquidation Event are insufficient to pay the full Liquidation Amount of the Preferred Shares, the holders of Preferred A Shares shall be entitled to receive full payment of their Liquidation Amount prior to any payment with respect to the Liquidation Amount payable to Preferred B Shares.

                           Once the holders of Preferred Shares have received full payment of their Liquidation Amount, all subsequent distributions shall be made pro-rata to the holders of Preferred Shares and Ordinary Shares on an as-converted basis.

         Voting Rights.....The Preferred Shares shall vote with the Ordinary
                           Shares on an as-converted basis on all matters submitted for approval by the Company's shareholders, with each share entitled to one vote. In addition, the affirmative vote of a majority of each of the Preferred A Shares and Preferred B Shares voting as separate classes of Shares shall be required to approve a sale of the Company (including by way of a merger or a sale of substantially all its assets), to which the Company is a party (a "Company Sale"), at a value less than the full Liquidation Amount of all the Preferred Shares.

         Dividends.........The Preferred Shares will pay the same dividends as the Ordinary Shares until June 30, 2004 and shall accrue dividends starting July 1, 2004 at the rate of 11.0% of Liquidation Amount per annum, payable in cash. To the extent not paid when due, accrued dividends will accumulate and compound on a quarterly basis.

         Redemption
         Rights............The Company shall be obligated to redeem the
                           Preferred Shares for cash on June 30, 2007 at a redemption price equal to three times the Liquidation Amount and, subject to the feasibility of structuring such an arrangement under Dutch law, at the option of the holder upon the occurrence of a Company Sale, at a redemption price equal to the Liquidation Amount, in each case adjusted for any accrued and unpaid dividends.

                           Upon the occurrence of a Company Sale, the holders of the Preferred A Shares shall each have the right to subscribe, at their nominal value, to that number of C Shares that, when taken together with such Preferred A Shares, would give such holders sufficient voting rights to cause the Company to effect a voluntary liquidation; provided, however that if such Company Sale is not consummated or is unwound or if the holders of the Preferred A Shares attempt to exercise their voting rights with respect to such C Shares for any other purpose, the Company shall have the right to reacquire such C Shares at their original subscription price.

                           Notwithstanding the foregoing, in the event the Company does not have sufficient funds to redeem all Preferred Shares, the holders of Preferred A Shares shall be entitled to receive one times the Liquidation Amount (adjusted for any accrued and unpaid dividends) prior to any payment to the holders of Preferred B Shares. Any surplus shall then be used to repay one times the Liquidation Amount of the Preferred B Shares (adjusted for any accrued and unpaid dividends). In the case of a redemption that is not in connection with a Company Sale, any surplus shall then be distributed proportionally to the holders of the Preferred Shares up to the remaining balance of three times its Liquidation Amount (adjusted for any accrued and unpaid dividends).

V. TERMS OF THE C SHARES   This sets out the in principle terms of the C Shares.

         Voting Rights
         and Par Value.....The C Shares shall have the same par value as the other classes of shares and will therefore carry the same voting rights as the other classes.

         Ranking...........The C Shares will be subordinate in respect of the other classes of shares in the sense that:

                           o the C Shares shall only be entitled to dividends
                             equal to, for example, 0.01% of the par value of shares and will only be entitled thereto after all classes of shares other than Ordinary shares have been paid out.

                           o the C Shares shall only be entitled in the
                             liquidation surplus to an amount not exceeding the par value of the C shares and will only be entitled thereto after the holders of the Preferred Shares have been paid the (euro) 0.03 per share to which they are entitled.

                           o the C Shares shall not be entitled to any
                             distributions from any general reserve of the Company.

         Redemption........The C Shares other than any C Shares issued in the circumstances described above under "V. Terms of the Preferred Shares - Redemption Rights" may be cancelled as an entire class with redemption of the par value of the C Shares upon the occurrence of the Threshold Event described below.

         Restrictions
         on Transfer.......

                           The articles will provide for a restriction clause to the effect that if a registered holder of such shares wishes to transfer his C Shares, such transfer will require the prior approval of the Supervisory Board of the Company.

         C Share Trust.....The C Shares other than any C Shares issued in the circumstances described above under "V. Terms of the Preferred Shares - Redemption Rights" will be held by a reputable financial institution or other entity (the "C Share Trustee") mutually agreed by the Equity Investors and a Noteholder Approval. The C Share Trustee will hold the C Shares pursuant to a trust instrument that will provide as follows:

                           o The C Share Trustee will undertake, for the
                             benefit of the Company and the holders of the Preferred B Shares, that it will not transfer the C Shares to any party other than to the Company or, in the event the C Share Trustee resigns, a replacement C Share Trustee of recognized standing agreed by the Company.


                           o In the event of any distribution in respect of
                             the C shares, the C Share Trustee will first pay any outstanding fees and expenses of the C Share Trustee and then pay over the remainder of such distribution to the Company or, in the event of liquidation of the Company, to the other shareholders of the Company, pro rata.

                           o Upon the conversion into ordinary shares or the
                             sale to a party other than an Equity Investor of 50 % of the Preferred A Shares initially issued to the Equity Investors (the "Threshold Event"), the C Share Trustee will tender the C Shares to the Company for nil consideration.

                           o Until the Threshold Event, the C Share Trustee
                             will vote the C Shares in accordance with the directions of the Equity Investors, in proportion to their respective holdings of the Preferred A shares.

                           o The fees and expenses of the C Share Trustee will
                             be for the account of the Company

VII MISCELLANEOUS

         Board
         Composition.......

                           Post-Restructuring the Supervisory Board will be reconstituted as a six-member board comprising two designees of the Preferred A Shares, two designees of the Preferred B Shares, and two independent directors mutually acceptable to the Equity Investors and the Consenting Noteholders.

                           The Supervisory Board will form a three-member Committee comprised of the two designees of the Preferred A Shares and one other director to be appointed by a two-thirds majority of the Supervisory Board (as constituted post-Restructuring), which Committee shall have authority to make binding nominations for the appointment of the Company's executive officers and shall have authority to act on behalf of the Supervisory Board with respect to day-to-day operational matters.

                           Notwithstanding the foregoing, a two-thirds vote of the Supervisory Board shall be required to approve the following:

                           o Any sale or liquidation of the Company or any
                             sale of substantially all the Company's assets outside ordinary course of business;

                           o Any merger or consolidation in which the Company
                             is not the surviving entity, or any acquisition, merger or consolidation in which the Company is the surviving entity and which is effected for a total consideration in excess of (euro)10 million;

                           o The incurrence of indebtedness for borrowed
                             money, other than the term debt contemplated above under "Alternative Financing" and up to
                             (euro)20.0 million of working capital debt conditional upon such there being no working capital debt outstanding at least once in every 12 month period; and

                           o The issuance of additional equity or
                             equity-linked securities, other than the issuance of Shares under the Management Stock Option Plan.

         Anti-Takeover
         Provisions........The Articles of Association shall provide that any person or group acting in concert, other than an Equity Investor, acquiring directly or indirectly the beneficial ownership of 25% of the Company's outstanding shares shall be required to commence a tender offer for all of the Company's outstanding equity securities, other than any outstanding C Shares, at a price equal to the highest price paid by such person or group acting in concert for any share in the capital of the Company during the preceding 12 months.

         Registration
         Rights............The holders of Preferred A Shares will have the right to two long-form registrations and unlimited short-form and "piggyback" registrations at the Company's expense, subject in the case of piggyback registrations to customary underwriter cutbacks. The holders of Preferred B Shares will have the right to participate on a pro-rata basis in all demand registrations by the holders of the Preferred A Shares.

         Preemptive
         Rights............The holders of Preferred Shares will have the preemptive right to subscribe for their pro-rata portion of any future offerings of equity or equity-linked securities by the Company, other than issuances to management of Ordinary Shares authorized under the Management Stock Option Plan, and issuance for non-cash consideration.

                                   EXHIBIT C

                                 Reinvestment



Column 1                           Column 2
--------                           --------

                                   [OMITTED]

                                   EXHIBIT D

                                 New Articles

                                   [OMITTED]

                                   EXHIBIT E

                                 Business Plan

                                   [OMITTED]

                                   EXHIBIT F

                              Restructuring Costs

                                   [OMITTED]

                                  SCHEDULE I

The following listed items have been omitted from this filing of the Registrant's Restructuring Agreement. The Registrant hereby agrees to furnish supplementally a copy of these items to the Commission upon request.

         o Signature pages in respect of holders of high-yield (HY1) notes of an aggregate principal amount at maturity of $95,301,000 and high-yield (HY2) notes of an aggregate principal amount currently outstanding of (euro)86,194,000.

         o Exhibit A, a list of Noteholders that have consented to this Agreement.

         o Exhibit C, a list of Noteholders that have agreed to reinvest proceeds of the high-yield (HY2) securities account in the Registrant, and the amounts that those Noteholders have agreed to reinvest, totaling (euro)8,292,935.

         o Exhibit D, a hand mark-up of the Registrant's proposed Articles of Association, the material elements of which are set forth in the Term Sheet set forth as Exhibit B.

         o Exhibit E, the Registrant's Business Plan, the material elements of which were disclosed in its press release, dated May 15, 2002, filed with the Commission on that date under cover of Form 8-K.

         o Exhibit F, the Registrant's schedule of projected restructuring costs, estimated at (euro)4,534,451 in the aggregate.